NATIONAL GRID
GENERAL PARTNERSHIP
(a Delaware General Partnership)
General Partnership Agreement

Date: 16 July 1999

NATIONAL GRID GENERAL PARTNERSHIP
(a Delaware General Partnership)
General Partnership Agreement

This General Partnership Agreement, made as of the 16 day of July 1999 (this "Partnership Agreement"), by and among the undersigned Partners.

WHEREAS, the Partners hereto desire to join together in a partnership for the purpose of carrying on a business in common with a view to profit as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises of the Partners hereto one to another and for other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

ARTICLE 1
1.1 Formation and Name of Partnership

The undersigned Partners hereby form a general partnership pursuant to the Delaware Uniform Partnership Law, 6 Del. C., sec1501, et seq, (the "Act") under the name of National Grid General Partnership (the "Partnership") or, if such name is not available for use in Delaware or in any other State, locality or jurisdiction in which the Partnership shall at any time transact business, such other name as the Partners (as hereinafter defined) may select. Each of the parties to this Partnership Agreement is admitted as a partner of the Partnership upon (i) its execution and delivery of this Partnership Agreement or a counterpart signature page to this Partnership Agreement, and (ii) its initial contribution to the capital of the Partnership pursuant to Section 3.1 hereof.

1.2 Purpose and Powers

The purpose and character of the business of the Partnership is to engage in (i) the business of holding and managing investments, (ii) any other business which a partnership is permitted to carry on pursuant to the Act and (iii) any other activities necessary, suitable or proper for, incidental to or arising out of the conduct of the Partnership's business or for the carrying out of the purposes hereinafter enumerated. The Partnership shall have the power to do such things and engage in such activities related to the foregoing as may be necessary, convenient or incidental to the conduct of the business of the Partnership, and have and exercise all of the powers and rights conferred upon partnerships formed pursuant to the Act and this Partnership Agreement.

1.3 Term

The term of the Partnership shall commence at the date hereof and shall continue until the winding-up of partnership affairs is completed pursuant to the provisions of Article 9 hereof.

ARTICLE 2
CERTAIN DEFINED TERMS

The defined terms used in this Partnership Agreement shall, unless the context otherwise requires, have the meanings specified in this Article 2. The singular shall include the plural, and the masculine gender shall include the feminine and neuter, and vice versa, as the context requires.

"Act" means the Delaware Uniform Partnership Law, 6 Del.C. sec 1501, et seq,

"Affiliate" means, with respect to any Person, any other Person that controls, is controlled by or is under common control with such Person. For the purposes of this definition, "control" means the ownership, directly or indirectly, of equity securities or other ownership interests which represent more than 50% of the voting power in such Person.

"Capital Account" means that account maintained for each Partner as set forth in Article 4.1 hereof.

"General Partner" or "General Partners" means National Grid (Ireland) 1 Limited and National Grid (Ireland) 2 Limited, which are companies organised under the laws of Ireland whose Principal Establishment is in Luxembourg, and includes any Person who becomes a successor or additional general partner pursuant to the terms of this Partnership Agreement.

"Interest" or "Partnership Interest" means the right of a Partner to certain economic benefits to which such Partner may be entitled under the provisions of this Partnership Agreement.

"Partner" means any General Partner.

"Partnership" means National Grid General Partnership, a Delaware general partnership

"Partnership Capital" means the total amount of cash (or the equivalent value thereof in property or services rendered) contributed to the Partnership by all of the Partners, or by one Partner as the context may require.

"Partnership Property" means the property of the Partnership as set forth in Article 5 hereof.

"Percentage of Partnership Interest" means those percentage interests listed in Exhibit A hereto, as such percentage interests may be adjusted under the terms hereof.

"Person" means any individual, partnership, corporation, trust or other entity.

ARTICLE 3

PARTNERSHIP CAPITAL AND PARTNERSHIP INTERESTS

3.1 Initial Partnership Capital

Each Partner has contributed or shall contribute to the capital of the Partnership the property listed next to his name at "Exhibit A" hereto, as consideration for the Percentage of Partnership Interest reflected thereon.

3.2 Additional Partnership Capital

From time to time when necessary or desirable for the furtherance of the Partnership business or the preservation or improvement of its property, the Partners may, upon unanimous consent, call for additional Partnership Capital. All Partners shall be entitled to participate in any increase in Partnership Capital in accordance with the Percentage of Partnership Interest held by such Partners, provided, however, that if any Partner (the "Non-Contributing Partner") elects not to contribute to an increase of Partnership Capital or elects not to contribute one hundred percent (100%) of his proportionate share, then the remaining Partners shall have the right to contribute the unpaid portion of such additional capital call allocated to the Non-Contributing Partner in the same ratio that the Partnership Interest of the participating Partners bear to each other immediately preceding the call and, if only one Partner elects to participate, that Partner may contribute the entire increase. In such event, the aggregate Percentage of Partnership Interest held by any Non-Contributing Partner or Partners shall be reduced proportionately by the amount of any contribution made to make up any deficit, and the Partnership Interest of each contributing Partner shall be increased correspondingly.

3.3 Interest: Return of Partnership Capital

No Partner shall be paid interest on any Partnership Capital or on any positive balance in its Capital Account. No Partner shall have the right to any return of his Partnership Capital except upon withdrawal, dissolution, or liquidation of the Partnership in accordance with Articles 7.2, 8.1 or 9 hereof.

ARTICLE 4

CAPITAL ACCOUNTS; PROFITS AND LOSSES

4.1 Capital Accounts

A Capital Account shall be established and maintained for each Partner on the books of the Partnership. Each Partner's Capital Account as of any relevant date shall be the amount of his initial Partnership Capital as set forth on Exhibit "A" hereto, (i) increased by the amount of money, or the fair market value of property, contributed as additional Partnership Capital, if any, made from time to time by such Partner, (ii) increased by such Partner share of Partnership profits, (iii) decreased by the amount of money withdrawn by such Partner by the Partnership, (iv) decreased by the fair market value of property distributed to such Partner by the Partnership (net of liabilities secured by such distributed property), and (v) decreased by allocations to such Partner of Partnership losses, expenses and deductions. Exhibit "A" may be amended from time to time by the Partners by unanimous consent to reflect the foregoing.

4.2 Profits and Losses

Each Partner shall be entitled or shall bear such Partner's share of all Partnership items of profits, losses, deductions, expenses, credit or allowance, if any, for any period or year pro rata in accordance with the Partner's respective Percentage of Partnership Interests.

4.3 Profit Entitlement

To the fullest extent permitted by law, each Partner shall, upon request by such Partner, be entitled to withdraw within 10 business days his entitlement to his share of the accumulated Partnership profit. In the event that the Partnership has a net loss the Partner shall, upon request by the Partnership, be obliged within 10 business days to make good his share of the accumulated Partnership loss, such request coming from the Partnership.

ARTICLE 5
PARTNERSHIP PROPERTY

5.1 Partnership Property

All property and rights and interests in property originally brought into the Partnership or acquired, whether by purchase or otherwise, on account of the Partnership, or for the purposes and in the cause of the Partnership business, are called Partnership Property, and will be held and applied by the Partnership exclusively for the purposes of the Partnership and in accordance with the Partnership Agreement.

5.2 Partnership Share of Assets and Liabilities

Consequently, each Partner shall be regarded as owning a proportionate share of the assets and is liable to a proportionate share of the liabilities.

ARTICLE 6
MANAGEMENT OF BUSINESS; ADMINISTRATIVE PROVISIONS

6.1 Management Powers

Except as hereafter set forth, the Partners shall have full, exclusive and complete discretion in the management and control of the business of the Partnership for the purposes herein stated and subject to the terms hereof, shall make all decisions affecting the business of the Partnership and may take such actions as they deem necessary or appropriate to accomplish the purposes of the Partnership as set forth herein. For the avoidance of doubt, on any decision concerning the management and control of the business of the Partnership each Partner shall have one vote. In connection with such management and control, the Partners shall have the power and authority to do or cause to be done any and all acts deemed by the Partners to be necessary or appropriate to carry out the purposes of the Partnership, including, without limitation, the following:

(i) to enter into and perform any contract, lease, arrangement or course of dealing with any Partner or Partners, or with any Person controlled by, under common control with, controlling or otherwise affiliated with any Partner or Partners;

(ii) to borrow funds, lend Partnership funds, obligate the Partnership as a surety, guarantor or accommodation party to any obligation, including an obligation of any Partner, to give security on any Partnership Property, including real estate and in general, to enter into all such financial arrangements and pay all such expenses of the Partnership as the Partners shall deem appropriate;

(iii) to acquire by purchase, lease, exchange or otherwise, any real or personal property;

(iv) to enter into license agreements (as licensee or licensor), agreements for the acquisition or disposition of technology, and to apply for patents, trademarks and copyrights;

(v) to dispose of, sell, exchange, lease, mortgage or otherwise transfer any assets of the Partnership in the ordinary course of business;

(vi) to deposit, withdraw, invest, pay, retain and distribute the Partnership's funds in any manner, consistent with the provisions of this Partnership Agreement;

(vii) to employ agents, employees, managers, accountants, attorneys, consultants and other Persons necessary or appropriate to carry out the business and operations of the Partnership and to pay fees, expenses, salaries, wages and other compensation to such Persons and to enter into formal employment agreements, pay pensions, and establish pension, bonus or profit sharing agreements as it deems appropriate;

(viii) to pay, extend, renew, modify, adjust, submit to arbitration, prosecute, defend or compromise, upon such terms as it may determine and upon such evidence as it may deem sufficient, any obligation, suit, liability, cause of action or claim, including taxes, either in favour of or against the Partnership;

(ix) to determine the appropriate accounting method or methods to be used by the Partnership;
(x) to maintain or cause to be maintained records of all rights and interests acquired for or disposed of by the Partnership, all correspondence relating to the Partnership business and the original records of all statements, bills and other instruments furnished to the Partnership in connection with its business;

  to purchase and maintain, at their discretion and at the expense of the Partnership, liability, casualty and other insurance sufficient to protect the Partners, the Partnership and its property from and against those liabilities and hazards which may be insured against in the conduct of the Partnership business;

(xii) to make, execute, assign, acknowledge and file on behalf of the Partnership, any and all documents or instruments of any kind which the Partners may deem appropriate in carrying out the purposes and businesses of the Partnership, including, without limitation, powers of attorney, agreements of indemnification, sales contracts, deeds, options, loan agreements, mortgages, deeds of trust, notes, documents or instruments of any kind or character and amendments thereto. Any Person dealing with the Partners shall not be required to determine or inquire into the authority or power of the Partners to bind the Partnership and to execute, acknowledge and deliver any and all documents in connection therewith; and

(xiii) to exercise any right or power granted or permitted under the Act and not specifically enumerated in this Article 6.1.

6.2 Partners

(a) The Partners shall devote such time and attention to the business of the Partnership as may be reasonably necessary to the conduct of such business and shall act as mutual agents of each other in their relationship as Partners.

(b) The Partners may, directly or indirectly (including, without limitation, through an entity in which the Partners hold a material ownership interest), deal with the Partnership in connection with the construction, management, acquisition, operation or disposition of any assets of the Partnership or otherwise, as an independent contractor or as an agent for others and may receive from such others or the Partnership normal profits, compensation, commissions or other income incident to such dealings without having to account to the Partnership therefor provided that such profits, compensation, commissions or other income shall be commensurate with commercial terms generally prevalent in the industry in question.

(c) The Partners shall be reimbursed by the Partnership for expenses incurred in connection with the formation of the Partnership and, from time to time, for expenses incurred in connection with the operation and management of the Partnership.

6.3 Appointment of a Partnership Management Committee

(a) The Partners have the power and authority to delegate the administrative duties of the Partnership to a Partnership Management Committee. The Partnership Management Committee, if appointed, will be constituted in a manner acceptable to all of the Partners and shall have the authority to perform administrative duties on behalf of the Partnership, which duties may include, but shall not be limited to, making payment for taxes and other monies owed by the Partnership to government agencies and third parties, filing required reports with government agencies, drafting and submitting responses to inquiries from government agencies, taking minutes for meetings on behalf of the Partnership, producing management accounts and management reports, instructing accountants, attorneys and other professionals on behalf of the Partnership, establishing and maintaining bank accounts, and drafting correspondence in the ordinary course of business. In order for the Partnership Management Committee to perform any duties beyond such administrative duties, approval must be obtained from Partners holding in the aggregate at least ninety-one percent (91%) of the Partnership Interests.

(b) The appointment of a Partnership Management Committee shall not cause the Partners to cease to be Partners of the Partnership.

(c) For the avoidance of doubt on any decision concerning the appointment of Persons to the Partnership Management Committee, each Partner shall have one vote.

ARTICLE 7
TRANSFERS OF PARTNERSHIP INTERESTS; WITHDRAWAL

7.1 Restriction on Transfer of Partners' Interests

To the fullest extent permitted by law, Partnership Interests may not be sold, transferred, assigned, mortgaged, pledged, alienated, disposed of or encumbered in whole or in part without the unanimous consent of the Partners.

7.2 Withdrawal

No Partner shall have the right to withdraw from the Partnership during the term hereof; provided, however, that where the Partners fail to come to an agreement, within seven business days of the emergence of a disagreement between them, in connection with a material matter that concerns the Partnership, all Partners shall withdraw from the Partnership and the Partnership will dissolve in accordance with Article 8.

ARTICLE 8

DISSOLUTION OF THE PARTNERSHIP

8.1 Events Causing Dissolution

The Partnership shall dissolve upon the happening of any of the following events.

(i) the passage of ninety (90) days after the sale or other disposition of all or substantially all of the assets of the Partnership;

(ii) the affirmative vote of all the Partners;

(iii) an event of Partners' withdrawal as outlined in Article 7.2 above;

(iv) the bankruptcy or dissolution of a Partner, or

(v) decree of court under Section 1532 of the Act.

8.2 Election to Continue

Notwithstanding the foregoing (i) thru (iv), the Partnership shall not be dissolved upon the occurrence of bankruptcy, dissolution, withdrawal or removal of a Partner if, within ninety (90) days after such bankruptcy, dissolution, withdrawal or removal, the remaining Partners holding forty-five per cent (45%) of the remaining Partnership Interests agree to continue the business of the Partnership and to the appointment of one or more additional Partners, effective as of the date of such bankruptcy, dissolution, withdrawal, or removal.

ARTICLE 9
LIQUIDATION OF THE PARTNERSHIP

(a) Upon dissolution of the Partnership, the Partners shall apply and distribute the assets of the Partnership thereof as contemplated by this Article.

(b) After payment of liabilities owing to creditors of the Partnership, the Partners shall set aside as a reserve such amount as they deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership. Such reserve may be paid over by the Partners to a bank, to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations and, at the expiration of such period as the Partners may deem reasonably advisable, the amount in such reserve shall be distributed to the Partners as provided in this Agreement. After paying such liabilities and providing for such reserves and after payment of expenses of liquidation, the Partnership will cause the remaining net assets of the Partnership to be distributed to the Partners in accordance with their respective interests therein as reflected by their positive Capital Account balances.

(c) Upon dissolution of the Partnership, if there are no Partners, such other Persons who may be appointed in accordance with applicable law shall be responsible to take all action related to the winding-up and distribution of assets of the Partnership and shall perform the actions of the Partners described in this Article 9.

ARTICLE 10
EXCULPATION AND INDEMNIFICATION OF THE PARTNERS AND OTHER
INDEMNIFIED PERSONS

10.1 Exculpatory Provisions

(a) Notwithstanding any other terms of this Partnership Agreement, whether express or implied, or obligation or duty at law or in equity, neither the Partners, their Affiliates, nor any of their respective officers, directors, shareholders, partners, employees, representatives or agents nor any member of the Partnership Management Committee, officer, employee, representative or agent of the Partnership and its Affiliates (individually, a "Covered Person" and collectively, the "Covered Persons") shall be liable to the Partnership or any Partner for any act or omission (in relation to the Partnership, this Partnership Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted in good faith by a Covered Person and in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Partnership and is within the scope of authority granted to such Covered Person by this Partnership Agreement, provided that such act or omission does not constitute fraud, wilful misconduct, bad faith or gross negligence ("Disabling Conduct").

(b) A Covered Person may rely and shall incur no liability in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, paper, document, signature or writing reasonably believed by it to be genuine, and may rely on a certificate signed by an officer of any Person or within such Person's knowledge and may rely on an opinion of counsel selected by such Covered Person with respect to legal matters unless such Covered Person acts in bad faith.

10.2 Indemnification of Partners and Other Covered Persons

(a) To the fullest extent permitted by law, the Partnership shall indemnify and hold harmless the Covered Persons from and against any and all losses, claims, demands, liabilities, expenses (including all legal fees and expenses), judgements, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Partnership, or the Partners or its status as a Partner, an Affiliate thereof, or partner, member of the Partnership Management Committee, director, officer, stockholder, employee, representative or agent thereof or of the Partnership or a Person serving at the request of the Partnership, the Partners or any Affiliate thereof in another entity in a similar capacity, which relates to or arises out of the Partnership, its property, its business or affairs, and regardless of whether the liability or expense accrued relates to, in whole, or in part, any time before, on or after the date hereof. The negative disposition of any action, suit or proceeding by judgement, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Covered Person acted in a manner contrary to the standard set forth in Article 10.2(b) below. Any indemnification pursuant to this Article 10.2 shall be made out of the assets of the Partnership.

(b) A Covered Person shall not be entitled to indemnification under this Article 10.2 with respect to any claim, issue or matter in which it has engaged in Disabling Conduct; provided, however, that a court of competent jurisdiction, may determine upon application that, despite such Disabling Conduct, in view of all the circumstances of the case, the Covered Person is fairly and reasonably entitled to indemnification for such liabilities and expenses as the court may deem proper.

(c) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership on an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorised in this Article 10.2.

(d) The indemnification provided by this Article 10.2 shall be in addition to any other rights to which a Covered Person may be entitled under any agreement, by law or vote of the Partners as a matter of law or otherwise, both as to actions in the Covered Person's capacity as a Partner, an Affiliate thereof or a partner, director, officer, stockholder, partner, representative, employee or agent thereof, or as a member of the Partnership Management Committee, director, officer, employee, representative or agent of the Partnership or an Affiliate thereof and, as to actions in any other capacity, shall continue as to a Covered Person who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of a Covered Person.

(e) The Partners and the Partnership may purchase and maintain insurance, to the extent and in such amounts as the Partners shall, in their sole discretion, deem reasonable, on behalf of Covered Persons and such other Persons as the Partners shall determine, against any liability that may be asserted against or expenses that may be incurred by such Covered Person in connection with activities of the Partnership or such indemnities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Partnership Agreement. The Partners and the Partnership may enter into indemnity contracts with Covered Persons and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under this Article 10.2 and containing such other procedures regarding indemnification as are appropriate.

(f) A Covered Person shall not be denied indemnification in whole or in part under this Article 10.2 because the Covered Person had an interest in the transaction with respect to which the indemnification applies if the transaction is otherwise permitted by the terms of this Partnership Agreement.

(g) The provisions of this Article 10.2 are for the benefit of the Covered Persons and their heirs, successors, assigns, administrators and personal representatives and shall not be deemed to be for the benefit of any other Persons. The provisions of this Article 10.2 shall not be amended in any way that would adversely affect the Covered Person without the consent of the Covered Person.

10.3 Duties of a Partner and Others Controlling a Partner

To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the Partners and any other Covered Person acting in connection with the Partnership's business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Partnership Agreement. The provisions of this Partnership Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Covered Person.

10.4 Joint and Several Liability.

Notwithstanding any provision of this Partnership Agreement or the Act to the contrary, each Partner shall be jointly and severally liable for all debts and obligations of the Partnership. Each Partner, by acquiring its interest in the Partnership and becoming a partner of the Partnership, shall be liable to the creditors of the Partnership (hereinafter referred to individually as a "Third Party Creditor", and collectively as the "Third Party Creditors"). In furtherance, but not in limitation of the generality of the foregoing, each Partner (i) is liable for any and all debts, obligations and other liabilities of the Partnership, whether arising under contract, or by tort, statute, operation of law or otherwise, enforceable directly and absolutely against each Partner by each Third Party Creditor and (ii) is deemed to and does assume, each debt, obligation other liability of the Partnership to all Third Party Creditors.

ARTICLE 11
MISCELLANEOUS PROVISIONS

11.1 Other Business

(a) Nothing herein contained shall be construed to constitute any Partners as the agent of other Partners except as provided herein, or in any manner to limit the Partners in the carrying out of their own respective business.

(b) None of the Partners are hereby restricted from engaging in or possessing interests in any number of interests, trades, businesses or other ventures of every nature and description, independently or with others.

11.2 Governing Laws

It is the intent of the parties that all questions with respect to the construction of this Partnership Agreement and the rights and liabilities of the Partners and the Partnership shall be determined in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws. Each of the Partners hereto agrees (a) that this Partnership Agreement involves more than $100,000.00, and (b) that this Partnership Agreement has been entered into by the Partners in express reliance upon 6 Del. C., sec 2708. Each of the Partners hereby irrevocably and unconditionally agrees (a) to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (b) (1) to the extent such Partner is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such Partner's agent for acceptance of legal process, and (2) to the fullest extent permitted by law, that service of process may also be made on such Partner by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (b) (1) or (2) above shall have the same legal force and effect as if served upon such Partner personally within the State of Delaware. For purposes of implementing the Partners' agreement to appoint and maintain an agent for service of process in the State of Delaware, each such Partner does hereby appoint RLF Service Corp., of One Rodney Square, Wilmington, Delaware 19899, as such agent.

11.3 Entire Agreement

This Partnership Agreement and the exhibits attached hereto constitute the entire agreement among the Partners hereto pertaining to the subject matter hereof and shall supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings of the Partners in connection therewith.

11.4 Notice

Unless otherwise indicated herein, all notices, requests, demands or other communications hereunder shall be in writing and shall be deemed given as of (i) the date delivered, if delivered personally, (ii) five (5) days (seven (7) days for international mailings) after the postmark date if mailed by registered or certified mail, postage prepaid, return receipt requested, or (iii) the date sent if sent by cable, telex or telecopy and promptly confirmed by registered or certified mail as aforesaid to a Partner at the address as specified in Exhibit "B" hereto or such other address as each Partner may designate by notice of change of address given to the Partners in accordance with the foregoing.

11.5 Severability: Substitution

If for any reason any provision of this Partnership Agreement shall be judged to be invalid or unenforceable by any court or authority of competent jurisdiction, the validity or enforceability of any other provision shall be not affected and such invalid or unenforceable provision shall be replaced by a valid and enforceable provision which comes closest to creating the economic effect intended by the Partners.

11.6 Headings

Headings are for convenience only and shall not be used in construing this Partnership Agreement.

11.7 Counterparts

This Partnership Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the Partners have caused this Partnership Agreement to be duly executed as of the day and year first above written.

National Grid {Ireland) 1 Limited
BY:    /s/ Guy Harles
Name: Guy Harles
Title: duly authorised representative

National Grid (Ireland) 2 Limited
BY:      s/s Jean-Pierre Winandy
Name: Jean-Pierre Winandy
Title: duly authorised representative

EXHIBIT "A"
INITIAL CAPITAL
CONTRIBUTIONS

	ASSETS	PERCENTAGE INTEREST

National Grid (Ireland) 1 Limited	260 shares of the Common Stock of NGG Holdings, Inc	26%

National Grid (Ireland) 2 Limited	740 shares of the Common Stock of NGG Holdings, Inc	74%

EXHIBIT "B"

The name and mailing addresses of the partners are as follows:

NAME	ADDRESS

National Grid (Ireland) 1 Limited	8-10, rue Mathias Hardt, B.P.39, L2010, Luxembourg

National Grid (Ireland) 2 Limited	8-10, rue Mathias Hardt, B.P.39, L2010, Luxembourg